Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Dated as of November 16, 2022

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of the date first set forth above (the “Effective Date”) by and among NELTJEBERG BAY ENTERPRISES LLC, a limited liability company organized under the laws of the United States Virgin Islands (“NBE”), whose address is 8268 Crown Bay Center, 161A Subbase, Building 02-01, St. Thomas, Virgin Islands  00802, U.S.A., and SONIC FOUNDRY, INC., a Maryland corporation (“Borrower”), whose chief executive offices are located at 222 West Washington Avenue, Madison, Wisconsin  53703, U.S.A. (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) being signed by the parties concurrently with the execution and delivery of this Agreement is an integral part of this Agreement. Definitions of certain terms used in this Agreement are set forth in Section 7 hereof.

1.	LOANS.

1.1         Loans. NBE will make a loan to Borrower (the “Loan”) in the amount specified in the Schedule subject at all times to, and notwithstanding any other provision of this Agreement, no Default or Event of Default having occurred and being continuing at any time a Loan is requested or made.

1.2         Interest. All Loans and all other monetary Obligations shall bear interest at the rate(s) shown in the Schedule, except where otherwise expressly set forth in this Agreement. Interest shall be due and payable monthly on the first day of each calendar month for interest accrued during the prior calendar month (or such other Billing Period) and on the Maturity Date (or immediately upon acceleration of the Loan, if earlier). Interest payable from time to time on Loan principal will be determined by multiplying outstanding Loan principal by the per annum interest rate set forth in Section 2 of the Schedule and dividing such product by 360 to render a daily interest amount, which daily interest amount will be multiplied by the actual number of days elapsed in each month (or other Billing Period) to derive the amount of interest due in such month (or other Billing Period). In computing interest, (i) all payments received after 12:00 p.m. U.S. Central time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of the Loan shall be included and the date of payment shall be excluded; provided, however, that if the Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Loan.

1.3         Fees. Borrower shall pay NBE the fees shown in the Schedule, which are in addition to all interest, Lender Expenses and other fees and expenses payable to NBE under this Agreement and any other Loan Documents, all of which are not refundable.

1.4         Loan Requests. A Responsible Officer shall make any request in connection with the Loan in the manner set forth in Section 8.5 hereof and such request shall be accompanied by such certificates, documents and instruments as may be required under this Agreement or otherwise reasonably required by NBE to confirm Borrower’s compliance with the Loan Documents at the time of such request and to otherwise evaluate Borrower’s request. Loan Requests are not deemed made until NBE acknowledges receipt of the same by electronic mail or otherwise in writing. Borrower appoints the Responsible Officer(s) as its authorized agent to make Loan Requests and any Loan Request made by such Responsible Officer(s) shall be binding on Borrower as if made by its own officers who are duly authorized under its Constitutional Documents and Applicable Law to bind Borrower in respect of this Agreement. Loan Requests received after 12:00 p.m. U.S. Central time on any Business Day will not be deemed to have been received by NBE until the next Business Day. NBE may rely on any Loan Request given by a person named herein or later designated in accordance with this Agreement as a Responsible Officer, and Borrower shall indemnify NBE for any loss whatsoever that NBE suffers as a result of such reliance.

1.5         Late Fee. If any payment of interest or any other monetary Obligation is not received by NBE by the end of the third (3rd) Business Day after the later of (i) the date for such payment to be received by NBE as reflected in any NBE invoice that may be sent from time to time to Borrower and (ii) such Obligation’s Due Date, then upon each such failure to timely pay Borrower shall pay NBE a late payment fee equal to five percent (5%) of the amount of the payment due and not timely paid. Notwithstanding the foregoing, Borrower shall not incur the aforementioned late payment fee in respect of an Obligation contemplated within clause (ii) of the definition of Due Date that is capable of being reasonably estimated (such as the interest portion of a monthly payment where an intervening principal payment has also been made) so long as Borrower pays the greater of the amount reasonably estimated and the last such monthly payment made. If Borrower has overpaid the amount due based on its reasonable estimation, NBE will credit any such overpayment to the next payment due. If Borrower has underpaid based on its reasonable estimation, then so long as Borrower pays the amount of such underpayment within three (3) Business Days of NBE’s notice of such underpayment, no late payment fee shall apply to such underpayment. Notwithstanding anything to the contrary set forth in this Agreement, the imposition of any late payment fee and Borrower’s payment thereof shall not be construed as NBE’s consent to Borrower’s failure to pay any amounts when due, and NBE’s acceptance of any late payment shall not restrict NBE’s exercise of any remedies arising out of any such failure, such as under Section 6 of this Agreement. Unless expressly waived in writing by NBE, in its sole discretion, interest at the Default Rate shall commence to apply to all monetary Obligations not timely paid from and including the date when Borrower’s obligation to pay the aforementioned late payment fee arises until the Business Day of NBE’s receipt of payment.

1.6         Invoicing. NBE will send invoices to Borrower (i) prior to the end of each month reflecting amounts due from time to time under or in connection with this Agreement, including, without limitation, for interest that will fall due through the end of each such month and (as applicable) recurring or scheduled principal payments, and (ii) from time to time, not less than three (3) Business Days before the Due Date, for other non-recurring monetary Obligations and monetary Obligations not having a specified date for payment; provided, however, the failure of NBE to send, or Borrower to receive, an invoice for payment Obligations falling due shall in no event excuse Borrower from its obligation to timely make such payments. The responsibility to make payments so that they are received by NBE on or prior to the Due Date rests solely with Borrower.

2.	GRANT OF SECURITY INTEREST.

To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to NBE a continuing security interest in, and Lien upon, all of Borrower’s right, title and interest in, and pledges to NBE, all of the Collateral, whether now owned or hereafter arising or acquired and wherever located, and all proceeds and products thereof.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.

In order to induce NBE to enter into this Agreement and to make Loans, Borrower represents and warrants to NBE as follows, and Borrower covenants that the following representations will continue to be true (except for representations expressly specified to be made as of a particular date, in which case such representations will continue to be true as of said date), and that Borrower will (and will procure that any Subsidiaries) at all times comply with all of the following covenants, throughout the term of this Agreement and thereafter until all Obligations (other than inchoate indemnity obligations) have been paid and performed in full:

3.1         Corporate Existence, Authority and Consents. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has in full force and effect all Governmental Authorizations required for Borrower to lawfully conduct its business as conducted on the Effective Date. Borrower shall give NBE thirty (30) days’ prior written notice before changing its jurisdiction or form of organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so could reasonably be expected to result in an adverse effect on Borrower or its business or result in a monetary or non-monetary obligation with a value in excess of $100,000. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements relating to creditors’ rights generally), and (iii) do not violate Borrower’s Constitutional Documents, or any Legal Requirement or any material agreement or instrument of Borrower or relating to its property, (iv) does not require any action by, filing, registration or qualification with, or Governmental Authorization from, any Governmental Body (except such Governmental Authorizations which have already been obtained and are in full force and effect), and (v) do not constitute grounds for acceleration of any material Indebtedness or obligation under any agreement or instrument of Borrower or relating to its property. Without limiting the foregoing: (A) the Board has the authority under Borrower’s Constitutional Documents to enter into and cause Borrower to perform, or to delegate such authority to a Responsible Officer to enter into and cause Borrower to perform, its Obligations, and (B) other than the approval of the requisite members of the Board, no consent is required of any Person to make the representation set forth in clause (A) absolutely true in all respects.

3.2         Name; Trade Names and Styles. As of the Effective Date, the name of Borrower set forth in the heading to this Agreement is its correct name, as set forth in its Constitutional Documents. Listed in the Representations are all prior names of Borrower and all of Borrower’s present and prior trade names as of the Effective Date. Borrower shall give NBE thirty (30) days’ prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name, if applicable to Borrower.

3.3         Place of Business; Location of Collateral. As of the Effective Date, the address set forth in the heading to this Agreement is Borrower’s chief executive office. In addition, as of the Effective Date, Borrower has places of business and Collateral is located only at the locations set forth in the Representations. Borrower will give NBE at least thirty (30) days’ prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral valued at greater than $100,000 to a location other than Borrower’s Address or one of the locations set forth in the Representations, provided that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $10,000 fair market value of Collateral is located.

3.4         Title to Collateral; Perfection; Permitted Liens.

(a)    Borrower is as of the Effective Date, and will at all times in the future be, the sole owner of all the Collateral, except for Collateral which is leased or licensed to Borrower. The Collateral is as of the Effective Date and will remain free and clear of any and all Liens and adverse claims, except for Permitted Liens. As of the Effective Date, NBE will have, and will continue to have, a First-Priority (as expressly defined in Section 7 hereof), perfected and enforceable security interest in all of the Collateral, subject only to Permitted Liens, and Borrower will at all times defend NBE and the Collateral against all claims of others.

(b)    Borrower has set forth in the Representations all of Borrower’s Collateral Accounts as of the Effective Date, and Borrower shall (i) give NBE five (5) Business Days’ advance written notice before (A) establishing any new Collateral Accounts or (B) depositing any cash or Cash Equivalents or Investment Property into any new Collateral Account and (ii) regardless of notice given or not given and prior to making any deposit into such new Collateral Account, shall cause the institution where any such new Collateral Account is maintained to execute and deliver to NBE a Control Agreement in form sufficient to perfect NBE’s security interest in the Collateral Account and otherwise satisfactory to NBE in its good faith business judgment.

(c)    In the event that Borrower shall at any time after the Effective Date have any commercial tort claims against others, which it is asserting, and in which the potential recovery exceeds $100,000, Borrower shall promptly notify NBE thereof in writing and provide NBE with such information regarding the same as NBE shall request (unless providing such information would waive Borrower’s attorney-client privilege). Such notification to NBE shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to NBE, and Borrower shall execute and deliver all such documents and take all such actions as are legally necessary and customary to perfect NBE’s Lien in such commercial tort claim and proceeds, as NBE may reasonably request in connection therewith.

(d)    No Collateral with a value in excess of $100,000 is affixed to any real property in such a manner or with such intent as to become a fixture, except as disclosed in detail in Exhibit A hereto. From and after the Effective Date, without NBE’s consent in each instance, no material part of the Collateral will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not, except as set forth in Exhibit A hereto, and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower’s right to remove any Collateral from the leased premises, except for lessor procedures and notice applicable to all lessees. Whenever any Collateral is located upon premises in which any third party has an interest, Borrower shall, whenever requested by NBE, use commercially reasonable efforts to cause such third party to execute and deliver to NBE, in form reasonably acceptable to NBE, such waivers and subordinations as NBE shall specify in its good faith business judgment. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the Collateral now or in the future may be located.

(e)    Except as specified in the Representations, Borrower is not party to, nor is it bound by, any Restricted License.

3.5         Maintenance of Collateral. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will promptly advise NBE in writing of any material loss or damage to the Collateral, whether insured or uninsured.

3.6         Books and Records. Borrower has maintained, and will maintain, at Borrower’s Address complete and accurate Books, comprising an accounting system in accordance with GAAP.

3.7         Financial Condition, Statements and Reports. All Financial Statements now or in the future delivered to NBE have been, and will be, prepared in conformity with GAAP and now and in the future will fairly present the results of operations and financial condition of Borrower in all material respects, in accordance with GAAP, at the times and for the periods therein stated. Between the last date covered by any such statement provided to NBE and the Effective Date, there has been no Material Adverse Change.

3.8         Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required Tax Returns, and Borrower has timely paid, and will timely pay, all Taxes now or in the future owed by Borrower. Borrower may, however, defer payment of any of the foregoing which are contested by Borrower in good faith, provided that Borrower (i) contests the same by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies NBE in writing of the commencement of, and any material development in, the proceedings, and (iii) posts a bond or takes any other steps required to keep the same from becoming a lien upon any of the Collateral. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional Taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including, but not limited to, any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Body.

3.9         Compliance with Law. Borrower has, to the best of its knowledge, complied, and will comply, in all material respects, with all provisions of all Legal Requirements applicable to Borrower and its Subsidiaries, including, but not limited to, those relating to Borrower’s ownership of real or personal property, the conduct and licensing of Borrower’s business, and all environmental matters.

3.10         Litigation. There is no claim, suit, litigation, proceeding or investigation pending or (to the best of Borrower’s Knowledge) threatened against or affecting Borrower in any court or before any Governmental Body (or any basis therefor known to Borrower) (i) involving individually or in the aggregate more than $50,000, or (ii) which could reasonably be expected to result, either separately or in the aggregate, in any Material Adverse Change. Borrower will promptly inform NBE in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower or any of its Subsidiaries involving any single claim of $50,000 or more, or multiple claims involving $100,000 or more in the aggregate.

3.11         Use of Proceeds. All proceeds of all Loans shall be used solely for lawful business purposes, including any purposes detailed in the Schedule. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of the Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”

3.12         No Default. At the Effective Date, no Default or Event of Default has occurred, and no Default or Event of Default will have occurred after giving effect to the Loan being made concurrently herewith.

3.13         Protection and Registration of Intellectual Property Rights. Borrower is the sole owner of the Intellectual Property which it owns or purports to own and is either material to Borrower’s business or has a fair value of greater than $25,000, except for (x) non-exclusive licenses granted to its customers in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, (y) over-the-counter software that is commercially available to the public, and (z) material Intellectual Property licensed to Borrower and disclosed in the Representations (as updated by Borrower from time to time). Borrower owns or otherwise holds the right to use all Intellectual Property rights material to Borrower’s business or necessary for the conduct of its business as currently conducted and reflected in any Borrower’s financial plans covering future periods and no Borrower Intellectual Property has been judged invalid or unenforceable. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property, other than Intellectual Property that is not material to Borrower’s business, has a fair value of less than $25,000 and that Borrower has affirmatively determined not to maintain or to abandon; (b) promptly advise NBE in writing of infringements of its Intellectual Property material to its business; (c) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without NBE’s written consent; (d) provide (i) written notice to NBE at least ten (10) days prior to entering into or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public and licenses or agreements of Borrower with customers in which Borrower is an original equipment manufacturer), and (ii) the consent or waiver of any Person whose consent or waiver is necessary for (A) any Restricted License to be deemed “Collateral” and for NBE to have a Lien in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (B) NBE to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with NBE’s rights and remedies under this Agreement and the other Loan Documents; and (e) while any Obligations are Outstanding, shall not Transfer any Intellectual Property without NBE’s prior consent, which consent shall not be unreasonably withheld if no Default or Event of Default has occurred and is then continuing, the Transfer of such Intellectual Property would not give rise to such a Default or Event of Default, and if such Intellectual Property meets the three criteria set forth as the exceptions to Borrower’s duties to protect, defend and maintain under clause (a) above. If, before the Obligations have been paid and/or performed in full, Borrower shall (I) adopt, use, acquire or apply for registration of any trademark, service mark or trade name, (II) apply for registration of any patent or obtain any patent or patent application, (III) create or acquire any published or material unpublished works of authorship material to the business that is or is to be registered with the U.S. Copyright Office or any non-U.S. equivalent, or (IV) register or acquire any domain name or domain name rights, then the provisions of Section 2 hereof shall automatically apply thereto, and Borrower shall use all commercially reasonable efforts to give NBE advance written notice thereof and in any event shall thereafter give NBE prompt written notice thereof (which for purposes hereof shall be deemed to be not more than five (5) Business Days from the occurrence of each and any of the foregoing). Borrower shall further provide NBE with all information and details relating to the foregoing and take such further actions as NBE may reasonably request from time to time to enable NBE to perfect or continue the perfection of NBE’s interest in such Collateral.

3.14         Domain Rights and Related Matters. Borrower (a) is the sole record, legal and beneficial owner of all domain names and domain name rights used in connection with its business and that of its Subsidiaries, free and clear of any rights or claims of any third party; (b) has set forth in the Representations with respect to domain names and ownership thereof, domain registry, domain servers, location and administrative contact information, web hosting and related services and facilities (collectively, “Domain Rights”) that are true, accurate and complete and Borrower shall promptly notify NBE of any material changes to such information; (c) shall maintain all Domain Rights that Borrower has not affirmatively determined to abandon in full force and effect so long as any Obligations remain outstanding; (d) shall, upon request of NBE, notify such third parties (including domain registrars, hosting companies and internet service providers) of NBE’s security interest in Borrower’s Domain Rights; and (e) shall promptly advise NBE in writing of any material disputes or infringements of its Domain Rights. The obligations of Borrower under this Section 3.14 shall not be limited by any Borrower obligations under the IP Security Agreement and related Collateral Agreements and Notices executed in connection with this Agreement.

3.15         Dormant Subsidiary. The Dormant Subsidiary (a) does not own assets or property of any kind (including any assets or property that would constitute Collateral if the Dormant Subsidiary were a Borrower) with an aggregate value among all such assets and property greater than $10,000; (b) does not actively conduct any business; (c) has no Collateral Accounts in its name; and (d) has no outstanding business obligations to any Person (including any Indebtedness).

3.16         Affirmative Approval by Majority of Disinterested Directors. Without limiting the effect of Section 8(e) of the Schedule: as of the Effective Date, a committee of disinterested directors of the Board has (i) considered, approved and duly authorized the execution, delivery and performance by Borrower of this Agreement and all other Loan Documents, together with all transactions contemplated hereby and/or thereby (including, but not limited to, Borrower’s Obligations), by the affirmative vote of a majority of disinterested directors in compliance with Section 2-419(b)(1) of the MGCL and (ii) determined all such transactions contemplated by this Agreement and/or any other Loan Document are “fair and reasonable” to Borrower within the meaning of Section 2-419(b)(2) of the MGCL.

3.17         Arm’s-Length. Borrower acknowledges and agrees that the transactions contemplated by this Agreement and all other Loan Documents is taking place in a private transaction between NBE and Borrower in an arm’s length commercial transaction for consideration negotiated and agreed to by NBE and Borrower. Borrower is solely responsible for making its own judgments in connection with this Agreement; and neither NBE nor any of its affiliates have rendered advisory services of any nature or respect, nor owes any agency, fiduciary or other duty to Borrower, in connection with the transactions contemplated hereby or the process leading thereto. Borrower further acknowledges that it has consulted its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the transactions contemplated hereby and the process leading thereto.

3.18         Legal Counsel. The effect and import of this Agreement and all other Loan Documents, including all rights and obligations, have been fully explained to Borrower by its own legal counsel. Additionally, without derogating from or limiting the representations and warranties of Borrower, Borrower expressly represents and warrants that it has not, and will not, rely on McBreen & Kopko LLP for any legal advice or counsel in connection with this Agreement or any other Loan Document and the transactions contemplated hereby and the process leading thereto.

4.	ADDITIONAL DUTIES OF BORROWER.

Borrower will at all times comply with all of the following covenants throughout the term of this Agreement:

4.1         Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

4.2.         Remittance of Proceeds. All proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to NBE in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as NBE shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to NBE (i) the proceeds of Accounts arising in the ordinary course of business, or (ii) the proceeds of the sale of surplus, worn out or obsolete Equipment disposed of by Borrower in good faith in arm’s length transactions for an aggregate purchase price of $25,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral (other than those described in clauses (i) and (ii) above) with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for NBE, except as set forth above. At any time a Default or Event of Default has occurred and is continuing, NBE may, in its good faith business judgment, require that all proceeds of Collateral be deposited by Borrower into a Lock-Box account, or such other “blocked account” as NBE may specify, pursuant to a blocked account agreement in such form as NBE may specify, in its good faith business judgment. Nothing in this Section 4.2 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

4.3         Insurance. Borrower shall at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to NBE, in such form and amounts as NBE may reasonably require and as are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to NBE in the form of copies of insurance policies and evidence of the payment thereof, it being understood and agreed that Borrower’s delivery of which shall constitute its representation and warranty at such time that such insurance policies are true, correct and complete as delivered and as to evidence of payment, are true in all respects and accurate in all material respects. All property policies shall have a lender’s loss payable endorsement showing NBE as the lender loss payee and all liability policies shall show, or have endorsements naming, NBE as an additional insured, in each case in customary form and otherwise reasonably acceptable to NBE. Upon receipt of the proceeds of any such insurance, NBE shall apply such proceeds in reduction of the Obligations as NBE shall determine, in its good faith business judgment, provided that (x) so long as no Default or Event of Default has occurred and is continuing, NBE shall release to Borrower insurance proceeds with respect to Collateral totaling less than $100,000, which shall be utilized by Borrower for the repair or replacement of the Collateral with respect to which the insurance proceeds were paid or otherwise for such purposes as Borrower may deem appropriate, subject to NBE’s prior consent, and (y) any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which NBE has been granted a First Priority security interest. It is understood and agreed that NBE may require reasonable assurance that the insurance proceeds so released will be so used. Borrower shall promptly deliver to NBE copies of all material reports made to insurance companies.

4.4         Reports. Borrower, at its expense, shall provide NBE with the written reports set forth in the Schedule, and such other written reports with respect to Borrower (including budgets, projections, operating plans and other financial documentation), as NBE shall from time to time specify, in its good faith business judgment.

4.5         Access to Collateral, Books and Records; Additional Reporting and Notices. At reasonable times, and on three (3) Business Days’ notice, NBE, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be $1,000 per person per day plus Lender Expenses, provided, however, that so long as no Default or Event of Default has occurred and is then continuing and no prior inspection or audit has revealed material deficiencies or inaccuracies in Borrower’s Books, only one such inspection and audit shall be at Borrower’s expense during any calendar year. Notwithstanding the foregoing, Borrower shall not be required to disclose to NBE any document or information where (i) disclosure is prohibited by Applicable Law, or (ii) such document or information is subject to attorney-client or similar privilege or constitutes attorney work product. If Borrower is withholding any document or information under the preceding sentence, Borrower shall so advise NBE in writing, giving NBE a general description of the nature of the document or information withheld. Without limiting the scope of reporting under Section 6 of the Schedule, Borrower shall promptly disclose to NBE any efforts to sell Borrower, its business or assets or any material part thereof or to refinance the Loan and shall disclose the salient details of any offers received from time to time in respect of the foregoing. At any time when a Default or Event of Default has occurred and is continuing (whether or not NBE has agreed to forbear), NBE shall be entitled to (x) be briefed by Borrower as to such matters as NBE may require in its business discretion, (y) receive advance notice of any and all Board meetings or written consents, together with the agendas for the foregoing, and (z) observe any such Board meetings, other than any executive session thereof, whether or not formally constituted as such.

4.6         Negative Covenants. Except as may be permitted in the Schedule, Borrower shall not, without NBE’s prior written consent (which shall be a matter of its good faith business judgment and shall be conditioned on Borrower then being in compliance with the terms of this Agreement), do any of the following:

(a)    acquire any assets, except in the ordinary course of business, or make any Investments other than Permitted Investments;

(b)    enter into (i) any transaction outside the ordinary course of business with a value in excess of $50,000 (which non-ordinary course transactions shall include mergers, amalgamations, consolidations in respect of any Borrower or other Group Member), provided that with not less than thirty (30) days’ notice to NBE, one Borrower may merge with another Borrower and a non-Borrower Subsidiary may merge with a Borrower or another Non-Borrower Subsidiary, or (ii) directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (A) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (B) bona fide sales of Borrower’s equity securities to, and Subordinated Debt financing transactions with, Borrower’s investors, so long as any such sale does not result in a Change in Control, (C) reasonable and customary compensation arrangements and benefit plans for officers and other employees of Borrower and its Subsidiaries entered into or maintained in the ordinary course of business, and (D) compensation of outside directors in the ordinary course of business that is approved by the Board.

(c)    Transfer any part of its business or property, except for (i) finished Inventory in the ordinary course of Borrower’s business; (ii) obsolete, worn out or surplus Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower and that is otherwise in compliance with the terms of this Agreement; (iii) the making of Permitted Investments; (iv) the granting of Permitted Liens; and, for the avoidance of any doubt, a Transfer of business or property, as contemplated above, would include (A) Borrower or any Subsidiary making or causing any payment to be made on Subordinated Debt unless expressly permitted in this Agreement or under the terms of a subordination, intercreditor or other agreement in favor of NBE to which the Subordinated Debt is subordinated or required to be subordinated under the terms of this Agreement (and if permitted in this Agreement, only to the extent permitted), and (B) other than with the express consent of NBE in its sole business discretion, the amendment or modification of any obligation that is the subject of a Subordination Agreement to accelerate repayment of Subordinated Debt, limit the scope or effect of such subordination or the Collateral or subordinated Liens that relate to the Subordinated Debt or increase the principal, interest or other payments thereon or in any other way adversely affect the subordination of such Subordinated Debt to the NBE Obligations; (v) Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; and (vi) the granting of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(d)    store any Borrower property with any warehouseman, bailee or other third party with an aggregate value (per location) of $100,000 or more, unless the holder of such property enters into a bailee agreement in favor of NBE, in form and substance reasonably acceptable to NBE, in its good faith business judgment;

(e)    sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

(f)    make any loans of any money or other property, other than Permitted Investments (which, for the avoidance of doubt, excludes any Investment in the Dormant Subsidiary);

(g)    create, incur, assume, be liable for or permit to exist any Indebtedness, other than Permitted Indebtedness;

(h)    guarantee or otherwise become liable with respect to the obligations of any Person;

(i)    pay or declare any Dividends (except for dividends payable solely in the stock of Borrower or, in respect of Subsidiaries, payable in the equity of such Subsidiary to Borrower);

(j)    create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens (solely to the extent expressly permitted herein and subject to the terms of any Subordination Agreement, as applicable), permit any Collateral not to be subject to the First-Priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of NBE) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property, except as is otherwise permitted in Section 4.6(c) hereof or within the definition of “Permitted Liens” set forth in Section 7 hereof;

(k)    redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower’s equity, except (i) as required in the ordinary course of business and consistent with past practice in connection with redeeming or purchasing equity of departing employees, up to a maximum aggregate of $100,000 in any fiscal year, and (ii) cashless acquisitions of stock in connection with exercise of employee stock options in the ordinary course of Borrower’s business consistent with past practice;

(l)    engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto;

(m)    after the date hereof cause or permit any Non-Borrower Subsidiary to hold an average monthly balance of Cash and Cash Equivalents with institutions or otherwise of more than one hundred twenty five percent (125%) of the amounts held, respectively, on the Effective Date, without providing prompt notice to NBE;

(n)    (i) make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (ii) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or otherwise adversely affect the lawful subordination thereof to the Obligations;

(o)    (i) without at least thirty (30) days’ prior written notice to NBE: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $10,000 in Borrower’s assets or property); (B) change its jurisdiction of organization; (C) change its organizational structure or type; (D) change its legal name; (E) change any organizational number (if any) assigned by its jurisdiction of organization; or (F) form any new Subsidiaries, and in each case, subject to (x) Borrower’s and such Subsidiary(ies) compliance with Section 4.9 hereof, (y) such Subsidiary(ies) compliance with Section 3.4(b) hereof, and (z) such Subsidiary(ies) compliance with Section 8(b) of the Schedule; or (ii) fail to provide notice to NBE of any Key Person departing from or ceasing to be actively in the employ of Borrower within the earlier to occur of promptly after Knowledge thereof and five (5) days after such Key Person’s departure from active service with Borrower;

(p)    cause or permit aggregate Subsidiary Indebtedness (which for the avoidance of doubt is inclusive of existing Subsidiary Indebtedness incurred by the Japanese Subsidiary) to exceed $900,000 at any time;

(q)    (i) become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (ii) fail to (A) meet the minimum funding requirements of ERISA, (B) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (C) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in the foregoing clauses (A) through (C) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; or (iii) withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including, but not limited to, any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency;

(r)    without at least ten (10) Business Days’ prior written notice, enter into any binding obligation to compromise, settle or pay more than $100,000 in respect of any claim brought by any Person against Borrower not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier or in respect of which Borrower (by indemnification, reimbursement or otherwise) has any financial obligation;

(s)    liquidate or dissolve, or elect or resolve to liquidate or dissolve; or

(t)    cause or permit any of the actions or events described in this Section 4.6 in respect of its Subsidiaries (on an “as if applied to Subsidiary” basis) or otherwise take any steps to effect any such actions or events which are not otherwise expressly permitted herein.

Transactions permitted by the foregoing provisions of this Section 4.6 are only permitted if no Default or Event of Default would occur as a result of such transaction.

4.7         Litigation Cooperation. Should any third-party suit or proceeding be instituted by or instituted or threatened in writing against NBE with respect to any Collateral or relating to Borrower, Borrower shall, without expense to NBE, make available Borrower and its officers, employees and agents and Borrower’s Books, to the extent that NBE may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

4.8         Changes. Borrower agrees to promptly notify NBE in writing of any changes in the information set forth in the Representations, as and when required under Section 6(d) of the Schedule.

4.9         Further Assurances. Borrower agrees, at its ex‐pense, on reasonable request by NBE at any time, to execute all documents and take all actions, as NBE, may, in its good faith business judgment, deem neces‐sary or useful in order to perfect and maintain NBE’s perfected First-Priority security interest in the Collateral (subject to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement, including the joinder of any New Subsidiaries to this Agreement and execution of such other agreements and instruments as NBE may reasonably request, including the execution of a cross-corporate continuing guaranty among Borrower and Non-Borrower Subsidiaries and a pledge of Borrower’s beneficial ownership interest in such New Subsidiaries in favor of NBE. Any document, agreement, or instrument executed or issued pursuant to this Section 4.9 shall be a “Loan Document.” In addition, Borrower shall deliver to NBE, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Body regarding compliance with or maintenance of Governmental Authorizations or Legal Requirements or that could reasonably be expected to have a material adverse effect on any of the Governmental Authorizations or otherwise on the operations of Borrower or any of its Subsidiaries.

4.10         Collateral Accounts. Without limiting the effect of Section 8(b) of the Schedule: (a) at all times, maintain all of its Collateral Accounts depositary institutions in respect of which a Control Agreement or other appropriate instrument with respect to such Collateral Account in favor of NBE is at all times in effect, which Control Agreement and/or other instrument may not be terminated without the prior written consent of NBE; and (b) provide NBE five (5) days’ prior written notice before establishing any new Collateral Accounts (whether with a bank or financial institution at which such Collateral Accounts are maintained on the Effective Date or otherwise). Borrower’s obligation to procure a Control Agreement shall not apply to (i) Collateral Accounts exclusively designated for and in fact exclusively used by Borrower and its Subsidiaries for payment of obligations that NBE may determine, in its good faith business judgment, would constitute statutory, priority payment obligations such as (in the appropriate case) payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees, or (ii) Collateral Accounts in respect of which, with knowledge thereof by Borrower disclosure, NBE has not at the Effective Date required a Control Agreement; provided that NBE’s determination not to require a Control Agreement in any case shall not constitute a waiver of its right to require the same at any time thereafter in its sole business judgment.

4.11         Authorization to File Security Instruments. Borrower authorizes NBE to file Security Instruments on and after the Effective Date (and ratifies and consents to the filing of the same prior to the Effective Date), without notice to Borrower, with all appropriate jurisdictions to perfect or protect NBE’s Liens, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of NBE under the Code. Such Security Instruments may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in NBE’s discretion.

4.12         Burdensome Agreements. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any of its Subsidiaries to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any of its other Subsidiaries, or pay any Indebtedness owed to Borrower or any of its Subsidiaries, (b) make loans or advances to Borrower or any of its Subsidiaries or (c) transfer any of its properties to Borrower or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable Legal Requirements; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any of its Subsidiaries; (iv) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; or (v) any holder of a Permitted Lien restricting the transfer of the property subject thereto.

4.13         Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to NBE, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to NBE, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by NBE that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.	TERM.

5.1         Maturity Date. This Agreement shall continue in effect until the Maturity Date, subject to Sections 5.2, 5.3 and 5.4 hereof.

5.2         Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) if expressly permitted in the Schedule, by Borrower, effective three (3) Business Days after written notice of termination is given to NBE and payment in full in cash of all Obligations (other than inchoate indemnity obligations); or (ii) by NBE at any time after the occurrence and during the continuance of an Event of Default, without notice or demand, effective immediately. If a Borrower right to prepay Obligations is provided in the Schedule and the exercise of such right is subject to payment of any consideration to NBE as a condition to such exercise, a Borrower Default or Event of Default that results in an acceleration of Obligations and/or termination of this Agreement shall not relieve Borrower of the obligation to pay such consideration, which shall be included in the Obligations required to be paid or performed by Borrower.

5.3         Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations (other than inchoate indemnity obligations), whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations (other than inchoate indemnity obligations) are otherwise then due and payable. Notwithstanding any termination of this Agreement, (i) all of NBE’s security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations (other than inchoate indemnity obligations) have been paid and performed in full, and (ii) NBE shall have no obligation to make further Loans or other extensions of credit (if any are contemplated by this Agreement), all of which shall be in NBE’s sole and absolute discretion. No termination shall in any way affect or impair any right or remedy of NBE, nor shall any such termination relieve Borrower of any Obligation to NBE, until all of the Obligations (other than inchoate indemnity obligations) have been paid and performed in full. Upon payment and performance in full of all the Obligations (other than inchoate indemnity obligations), NBE shall promptly terminate its Security Instruments with respect to Borrower and deliver to Borrower such other documents as may be required to fully terminate NBE’s Liens in Borrower Collateral, or provide Borrower and its attorneys and agents with written evidence granted to such Persons of authority to do so. All NBE out-of-pocket costs (including reasonable fees and costs of attorneys) incurred by NBE in connection with termination of Liens by NBE and reviewing and executing Lien terminations prepared by such other Persons shall be Lender Expenses and promptly reimbursed by Borrower upon NBE invoice.

5.4         Survival of Certain Obligations. Without limiting the survival of obligations addressed otherwise in this Agreement and notwithstanding any other provision of this Agreement, all covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 8.9 hereof to indemnify NBE shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

6.	EVENTS OF DEFAULT AND REMEDIES.

6.1         Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement regardless of whether notice thereof is given by NBE, and Borrower shall give NBE immediate written notice thereof:

(a)    any warranty, representation, covenant, statement, report or certificate made or delivered to NBE by Borrower or any of Borrower’s officers, employees or agents, now or in the future shall be untrue or misleading in any material respect when made or deemed to be made; or

(b)    Borrower shall fail to pay the principal amount of any Loan or interest thereon, any other Known monetary Obligation when due or any other monetary Obligation within three (3) Business Days of the due date specified in an invoice delivered by Borrower by NBE; or

(c)    Borrower (i) shall fail to comply with any of the financial covenants set forth in the Schedule, or (ii) shall breach any of the provisions of Section 4.6 hereof that by its nature is not reasonably capable of cure or which is not cured within five (5) Business Days, or (iii) shall fail to perform any other non-monetary Obligation which by its nature cannot be cured, or (iv) shall fail to permit NBE to conduct an inspection or audit as provided in Section 4.5 hereof or shall fail to provide the notices, information, briefing and other rights set forth in Section 4.5 hereof, or (v) shall fail to provide NBE with a Report under Section 6 of the Schedule within three (3) Business Days after the date due; or

(d)    Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within ten (10) Business Days after the date due; provided, however, if such failure results from a Default or an Event of Default for which there is a shorter cure period set forth in this Section 6.1, then the applicable cure period shall be such shorter period; or

(e)    any levy, assessment, attachment or seizure or service of process in respect of any of the foregoing is made on all or any part of the Collateral which is not cured within five (5) Business Days after the occurrence of the same, or any Lien (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured within ten (10) Business Days after the occurrence of the same; or

(f)    any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or unconditionally waived in writing by the holder of the Permitted Lien (and for purposes of the foregoing, a waiver does not include a forbearance); or

(g)    there is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, (i) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $100,000; or (ii) any breach or default by Borrower or any Guarantor, the result of which could reasonably result in a Material Adverse Change or otherwise have a material adverse effect on Borrower, any guarantor of Obligations or of Borrower’s business or prospects, in each case of clauses (i) and (ii) above, that is not cured within ten (10) Business Days from the occurrence thereof, provided that if NBE determines that there is a material risk to Collateral or NBE’s Liens resulting from the passage of such cure period, such period shall be three (3) Business Days; or

(h)    (i) Dissolution, termination of existence, insolvency or business failure of Borrower or any Guarantor; or (ii) appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any Insolvency Proceeding by, against or in respect of Borrower or any Guarantor under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, in each above case that is not dismissed or stayed within forty-five (45) days (and for the avoidance of doubt, NBE shall have no obligation to advance any Loan while any of the foregoing conditions or those set forth in clauses (iii) and (iv), below, exist); or (iii) Borrower or any Guarantor shall generally not pay its debts as they become due; or (iv) Borrower or any Guarantor shall conceal, remove or Transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any Transfer of any of its prop‐erty which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

(i)    Borrower, any Guarantor or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to NBE or to induce NBE to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made; or

(j)    revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

(k)    revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

(l)    Borrower makes any payment on account of any Indebtedness or obligation which (i) has not been disclosed in the Representations (and is required to be disclosed therein) or in this Agreement (and would be required to be disclosed in order for Borrower’s representations and warranties herein to be true, correct, accurate and complete), or regardless of disclosure (ii) has been subordinated to the Obligations (other than as permitted in the applicable subordination agreement), or (iii) any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, (unless terminated pursuant to the terms of such Agreement or with NBE’s written consent), or (iv) any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or (v) the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the applicable subordination or intercreditor agreement; or

(m)    one or more final judgments, orders, or decrees (whether in a court proceeding, arbitration, mediation or otherwise) for the payment of money in an amount, individually or in the aggregate, of $100,000 or more (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or its officers, directors, employees or agents or against any other Person with respect to whom Borrower has any contractual or legal reimbursement or indemnification obligation) and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Loans will be made prior to the discharge, stay, or bonding of such judgment, order, or decree); or

(n)    any Governmental Authorization shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Body that designates a hearing with respect to any applications for renewal of any of such Governmental Authorization or that could result in the Governmental Body taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (x) cause, or could reasonably be expected to cause, a Material Adverse Change, or (y) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Authorization in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Authorization in any other jurisdiction; or

(o)    Borrower shall (i) enter into any agreement, binding or non-binding, that would result in a Change in Control, or (ii) effect or suffer a Change in Control; or

(p)    a default or breach shall occur under any other Loan Document, which default or breach shall be continuing after the later of cure period expressly specified in such Loan Document or five (5) Business Days; or

(q)    a Material Adverse Change shall occur.

NBE may cease making any Loans hereunder during any of the cure periods provided above, and thereafter if an Event of Default has occurred and is continuing.

Notwithstanding anything contained herein to the contrary, upon the occurrence of an event specified in any subsection of this Section 6.1 (except for a failure to timely pay any of the Obligations), if the event is reasonably susceptible of being cured, remedied, or annulled by the Borrower, or the Borrower reasonably contests the event in a court of competent jurisdiction, and the Borrower promptly undertakes to diligently cure, remedy, annul, or contest the event in a court of competent jurisdiction, and diligently thereafter pursues curing, remedying, annulling, or contesting the event in a court of competent jurisdiction, the Borrower shall be allowed a reasonable period not exceeding thirty (30) days in which to cure, remedy, or annul the event, or contest the event in a court of competent jurisdiction, prior to the event constituting an Event of Default.

6.2         Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, NBE, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation; (c) take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes NBE without judicial process to enter onto any of Borrower’s premises without interference to search for, take possession of, keep, store, or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as NBE deems it necessary, in its good faith business judgment, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should NBE seek to take possession of any of the Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that NBE retain possession of, and not dispose of, any such Collateral until after trial or final judgment; (d) require Borrower to assemble any or all of the Collateral and make it available to NBE at places designated by NBE which are reasonably convenient to NBE and Borrower, and to remove the Collateral to such locations as NBE may deem advisable; (e) complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, NBE shall have the right to use Borrower’s premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) demand payment of, and collect any Accounts and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes NBE to endorse or sign Borrower’s name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in NBE’s good faith business judgment, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (g) exercise any and all rights under any present or future Control Agreements relating to Deposit Accounts or Investment Property; and (h) demand and receive possession of any of Borrower’s federal and state income tax returns and the Books utilized in the preparation thereof or referring thereto. All Lender Expenses, liabilities and obligations incurred by NBE with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of NBE’s rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be the Default Rate.

6.3         Redemption; Post-Redemption Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time within thirty (30) Business Days thereafter, the Borrower may pay to NBE the entire remaining balance of the Obligations, together with all accrued interest and costs and expenses assessable against the Borrower under this Agreement, and all costs and expenses reasonably incurred by NBE in connection with exercising any of its remedies under this Agreement, in which event the Borrower shall thereby redeem the Collateral (“Redemption”), and NBE shall immediately thereupon return to Borrower all Collateral remaining in the possession of NBE, revoke any and all documents executed by NBE in connection with the exercise of its remedies under this Agreement, execute and deliver to the Borrower such conveyances or reconveyances of Collateral remaining in the possession of NBE as is necessary and appropriate to restore to the Borrower title to the Collateral, and fully release and discharge the Security Instruments. In the event the Borrower does not redeem the Collateral and there is no Redemption as herein allowed and provided, then and in that event and in addition to, and without limitation of, the remedies provided in Section 6.1 of this Agreement, NBE at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may sell, lease or otherwise dispose of any of the Collateral, in its condition at the time NBE obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. NBE shall have the right to conduct such disposition on Borrower’s premises without charge, for such time or times as NBE deems reasonable, or on NBE’s premises, or elsewhere and the Collateral need not be located at the place of disposition. NBE may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under Applicable Law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale.

6.4         Standards for Determining Commercial Reasonableness. Borrower and NBE agree that a sale or other disposition (collectively, “sale”) of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) notice of the sale is given to Borrower at least ten (10) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least five (5) days before the sale in a newspaper of general circulation in the county where the sale is to be conducted; (ii) notice of the sale describes the collateral in general, non-specific terms; (iii) the sale is conducted at a place designated by NBE, with or without the Collateral being present; (iv) the sale commences at any time between 8:00 a.m. and 6:00 p.m. U.S. Central time; (v) payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) with respect to any sale of any of the Collateral, NBE may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. NBE shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable. Without limiting the foregoing, if Exigent Circumstances exist, Borrower and NBE agree that notice periods may be shorter than as set forth above and such shorter notice periods are commercially reasonable in Exigent Circumstances. Borrower further acknowledges and agrees that if NBE’s or third parties’ access to Collateral is inhibited, restricted or denied, it shall be commercially reasonable for NBE to conduct a sale of Collateral under such circumstances even though the lack of access to Collateral would likely give rise to a sale price less than if parties had unfettered access to Collateral for purposes of conducting a sale.

6.5         Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting NBE’s other rights and remedies, Borrower grants to NBE an irrevocable power of attorney coupled with an interest, authorizing and permitting NBE (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower’s expense, to do any or all of the following, in Borrower’s name or otherwise, but NBE agrees that if it exercises any right hereunder, it will do so in good faith and in a commercially reasonable manner: (a) execute on behalf of Borrower any documents that NBE may, in its good faith business judgment, deem advisable in order to perfect and maintain NBE’s security interest in the Collateral, or in order to exercise a right of Borrower or NBE, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) execute on behalf of Borrower, any invoices relating to any Account, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic’s, materialman’s or other lien, or assignment or satisfaction of mechanic’s, materialman’s or other lien; (c) take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into NBE’s possession; (d) endorse all checks and other forms of remittances received by NBE; (e) pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f) grant extensions of time to pay, compromise claims and settle Accounts and General Intangibles for less than face value and execute all releases and other documents in connection therewith; (g) pay any sums required on account of Borrower’s taxes or to secure the release of any liens therefor, or both; (h) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give NBE the same rights of access and other rights with respect thereto as NBE has under this Agreement; (j) execute on behalf of Borrower and file in Borrower’s name such documents and instruments as may be necessary or appropriate to effect the Transfer of Domain Rights, domain names, domain registry administrative contacts and domain and website hosting services into the name of NBE or its designees, and (k) take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents. Any and all Lender Expenses incurred by NBE with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall NBE’s rights under the foregoing power of attorney or any of NBE’s other rights under this Agreement be deemed to indicate that NBE is in control of the business, management or properties of Borrower.

6.6         Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, NBE shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. NBE shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto and Borrower shall remain liable to NBE for any deficiency. If NBE, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, NBE shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by NBE of cash therefor.

6.7         Protective Payments. If Borrower fails to provide or pay for any insurance or fails to pay any amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, NBE may make such payment and all amounts so paid by NBE are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. NBE will make reasonable efforts to provide Borrower with notice of NBE making any such payments at the time made or within a reasonable time thereafter. No payments by NBE are deemed an agreement to make similar payments in the future or NBE’s waiver of any Event of Default.

6.8         Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, NBE shall have all the other rights and remedies accorded a secured party under the Code and under all other Applicable Laws, and under any other instrument or agreement now or in the future entered into between NBE and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by NBE of one or more of its rights or remedies shall not be deemed an election, nor bar NBE from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of NBE to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

7.	DEFINITIONS.

7.1         Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Account Debtor” means the obligor on an Account.

“Accounts” means all present and future “accounts” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes all accounts receivable, healthcare receivables and other sums owing to Borrower.

“Affiliate” means, with respect to any Person, a relative, partner, shareholder or other equityholder, director, officer, or employee of such Person, or any parent or Subsidiary of such Person, or any Person directly or indirectly through any other Person controlling, controlled by or under common control with such Person.

“Applicable Law” means any Legal Requirement applicable to Borrower or any guarantor of the Obligations.

“Billing Period” means (i) monthly, unless another period or date for payment is specified under this Agreement (such as the Maturity Date), or (ii) such other period as NBE as may result from monetary Obligations not being outstanding during the entire period for which interest is being calculated (such as partial months if the Effective Date is not the first day of a calendar month), or (iii) such other period as NBE may notify in writing to Borrower. For the avoidance of doubt, under this Agreement, a “month” consists of thirty-one (31) days in each January, March, May, July, August, October and December, thirty (30) days in each other month except February, which consists of twenty-eight (28) days or, in a leap year, twenty-nine (29) days.

“Board” means the Board of Directors or other governing authority of Borrower as authorized in its Constitutional Documents (which for the avoidance of doubt, includes a member or manager of a limited liability company).

“Books” are all Borrower’s (and any other obligor’s) books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrower” has the meaning set forth in the introductory paragraph hereto, provided that the affirmative covenants set forth herein (unless the context otherwise requires or if compliance is determined on a Group basis) and the negative covenants set forth in Section 4.6 hereof shall be construed on an “as if applicable” basis to other Group Members, with the effect that a breach of the same by a Group Member shall constitute a breach of this Agreement by the named Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in New York, New York are authorized or required to close.

“Cash” means unrestricted and unencumbered (except for the Liens of NBE) cash or cash equivalents in Deposit Accounts or other Collateral Accounts for which there is in effect a Control Agreement among Borrower, NBE and the depositary institution in respect of such accounts, unless the requirement for a Control Agreement has been waived by NBE.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or a rating of P-1 or the equivalent thereof by Moody’s Investors Service, Inc.; (c) certificates of deposit, time deposits and bankers’ acceptances maturing no more than one (1) year after the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States or any state thereof, having capital and surplus in excess of $500,000,000; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition; and (e) Investments pursuant to Borrower’s Investment Policy, provided that such investment policy (and any such amendment thereto) has been provided by Borrower to NBE and approved in writing by NBE.

“Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing thirty-five percent (35%) or more of the combined voting power of Borrower’s then outstanding securities in a single transaction or a series of related transactions (other than by the sale and issuance by Borrower of its equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to NBE the venture capital or private equity investors at least seven (7) Business Days prior to the initial closing of the transaction and provides to NBE a description of the material terms of the transaction and such other information as NBE may reasonably request); or (b) during any period of twelve (12) consecutive calendar months, individuals who at the beginning of such period constituted the Board of Borrower (together with any new directors whose election by the Board of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office (other than as a result of the above-referenced venture capital / private equity exception, subject to the same notice and information requirements as specified above).

“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York from time to time.

“Collateral” means all Accounts (including health-care receivables); all Inventory; all contract rights or rights to payment of money, leases, license agreements, franchise agreements, all Equipment; all Collateral Accounts (including Deposit Accounts); all General Intangibles (including all Intellectual Property), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic); all cash; all Investment Property; all Other Property; together with any and all claims, rights and interests in any of the above, together with all guaranties and security for any of the above, together with all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, together with all proceeds (including proceeds of any insurance policies, pro‐ceeds of proceeds and claims against third parties) of any and all of the above and all Borrower’s Books relating to any and all of the above; provided, that Collateral does not include: (a) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under Applicable Law); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or NBE or (b) any interest of Borrower as a lessee or sublessee under a real property lease or an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (but only to the extent that such prohibition is enforceable under all Applicable Law including the Code); provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or NBE.

“Collateral Account” is any Deposit Account, Securities Account or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” means Borrower’s certification of its compliance with the terms and conditions of this Agreement and such other matters as NBE may require to be addressed in such certificate, in the form as initially set forth as Exhibit B hereto, as such form may be amended from time to time upon advance notice from NBE.

“Constitutional Document” means for any Person, such Person’s corporate (or other) governance documents, including formation documents, as last certified by the Secretary of State (or equivalent Governmental Body) of such Person’s jurisdiction of formation, together with, (a) if such Person is a corporation, its bylaws and any shareholders agreements, investors rights agreements and any other agreements between or among a Person and its equity holders, each in its form in effect on the Effective Date, (b) if such Person is a limited liability company, its limited liability company agreement (or operating or similar agreement), (c) if such Person is a partnership, its partnership agreement (or similar agreement), and (d) if such Person is a statutory joint venture company or similar entity, its joint venture (or similar) agreement, each of the foregoing with all current amendments or modifications thereto.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, Dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“continuing” and “during the continuance of” when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by NBE or cured within any applicable cure period.

“Control” and “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, either direct or indirect through one or more Affiliates, of the power to direct or cause the direction of the management and policies of a person, whether through corporate authority, the ownership or voting of voting securities, by contract, or otherwise.

“Control Agreement” means a written agreement among NBE, Borrower and a depositary bank or other custodian in respect of Borrower’s Collateral Accounts by which the depositary bank or other custodian, as appropriate, agrees to comply with instructions given from time to time by NBE directing the disposition of the funds, investments and securities in Borrower’s Collateral Accounts without further consent of Borrower, which instructions may include not complying with instructions (which term may include the honoring of checks written by Borrower against funds in said accounts) given by Borrower, and containing other terms acceptable to NBE.

“Current Depositary(ies)” means the banking and / or other financial institutions at which Borrower and other Group Members maintain Collateral Accounts on the Effective Date.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” means the lesser of (i) the applicable rate(s) set forth in the Schedule, plus six percent (6%) per annum, and (ii) the maximum rate of interest that may lawfully be charged to a commercial borrower under applicable usury laws.

“Deferred Revenue” means all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit, and as used in this Agreement, the term “Deposit Accounts” shall be construed to also include securities, commodities and other Investment Property accounts.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) non-cash stock compensation expense, plus (f) other non-cash and non-recurring expenses acceptable to NBE in its reasonable discretion.

“Dividend” means a payment or other distribution in respect to equity to an owner thereof, (a) whether or not (i) in respect of net profits or otherwise, (ii) declared by Borrower’s (or other relevant party’s) (iii) Board, previously paid, or (iv) authorized in its Constitutional Documents or otherwise, and (b) for the avoidance of doubt, includes distributions to members of a limited liability company or any other entity with similar pass-through effect.

“Dormant Subsidiary” means Sonic Foundry Media Systems, Inc., a Maryland corporation.

“Dutch Subsidiary” means Borrower’s Netherlands Subsidiary, Sonic Foundry International BV, a Dutch B.V. (formerly “Media Mission B.V.”).

“Due Date” in relation to monetary Obligations payable from time to time by Borrower means (i) the date for payment specified in this Agreement (such as, on the first day of each calendar month for interest accrued during the prior month, as contemplated in Section 1.2 hereof) or in any other writing executed and delivered by NBE and Borrower from time to time, whether such payment is recurring, one-time or otherwise, or (ii) in the case of Obligations for which no date for payment is specified in this Agreement and which cannot be reasonably ascertained without an invoice from NBE, such as reimbursement of Lender Expenses, the date for payment specified in an invoice sent by or on behalf of NBE to Borrower.

“Equipment” means all present and future “equipment” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Event of Default” means any of the events set forth in Section 6.1 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as an amended.

“Exigent Circumstances” means circumstances that substantially inhibit an orderly sale process or that imply urgency due to rapid erosion of value or opportunity, including Borrower closing its business or “going dark”, inability or refusal (express or implied by non-response) to provide for the security of Collateral.

“Financial Statements” means consolidated financial statements of Borrower, including a balance sheet, income statement and cash flow and, in the case of monthly-required financial statements, showing data for the month being reported and a history showing each month from the beginning of the relevant fiscal year.

“First-Priority” means, in relation to NBE’s Lien in Collateral, a security interest that is prior to any other security interest, with the exception of Permitted Liens, which other Permitted Liens may only have superior priority to NBE’s Lien as expressly specified herein or pursuant to the terms of a subordination agreement between NBE and the holder of such other Permitted Lien.

“Foreign Subsidiaries” means, as of the Effective Date, the Dutch Subsidiary and the Japanese Subsidiary, and shall include any non-U.S. persons becoming a Subsidiary of Borrower after the Effective Date.

“GAAP” means generally accepted accounting principles consistently applied.

“General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“good faith business judgment” means honesty in fact and good faith (as defined in the Code) in the exercise of NBE’s business judgment.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, principality, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Group” means Borrower and all direct and indirect Subsidiaries from time to time and affiliated Persons under the direct or indirect control of Borrower, including Foreign Subsidiaries, and “Group Member” means any of such foregoing Persons.

“Guarantor” means any Person guaranteeing the Obligations.

“including” means including (but not limited to).

“Indebtedness” means (a) indebtedness for borrowed money or the deferred purchase price of property or services (other than trade payables arising in the ordinary course of business), (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) reimbursement obligations in connection with letters of credit, (d) capital lease obligations and (e) Contingent Obligations.

“Inside Debt” has its meaning as set forth in Section 8(b) of the Schedule.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law in any jurisdiction, including assignments for the benefit of creditors, compositions, receiverships, administrations, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all present and future: (a) copyrights, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, (b) trade secret rights, including all rights to unpatented inventions and know‑how, and confidential information; (c) mask work or similar rights available for the protection of semiconductor chips; (d) patents, patent applications and like protections including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same; (e) trademarks, servicemarks, trade styles, and trade names, whether or not any of the foregoing are registered, and all applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by any such trademarks; (f) Domain Rights as described in Section 3.14 hereof, (g) computer software and computer software products; (h) designs and design rights; (i) technology; (j) all claims for damages by way of past, present and future infringement of any of the rights included above; and (k) all licenses or other rights to use any property or rights of a type described above.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to the Loan and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Inventory” means all present and future “inventory” as defined in the Code in effect on the Effective Date with such additions to such term as may hereafter be made, and includes all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” means any beneficial ownership interest in any Person (including any stock, partnership interest or other equity or debt securities issued by any Person), and any loan, advance or capital contribution to any Person.

“Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other securities of every kind, whether certificated or uncertificated.

“Investor Subordination Agreement(s)” means one or more Subordination Agreements in favor of NBE executed by any holders of Borrower Indebtedness, including any Indebtedness incurred in connection with the Effective Date Equity Requirement set forth in Section 8(d) of the Schedule (and, when applicable, any future Indebtedness incurred to meet equity funding requirements).

“Japanese Subsidiary” means Borrower’s Japanese Subsidiary, Mediasite K.K., a Japanese kabushiki kaisha.

“Key Person(s)” means Borrower’s Chief Executive Officer and Chief Financial Officer and Secretary, who are Joe Mozden (Chief Executive Officer) and Ken Minor (Chief Financial Officer and Secretary), respectively, as of the Effective Date.

“Knowledge” or “best of knowledge” and words of similar import mean either (i) the actual knowledge of any of Borrower’s officers, including its Chief Executive Officer, Chief Financial Officer, Secretary, Borrower’s Vice Presidents or General Managers supervising a business unit or division, or any persons succeeding or performing the responsibilities of such identified positions including Directors with executive authority, or (ii) such knowledge as the persons in such identified positions would have assuming (a) Borrower policies in accordance with generally-accepted norms of corporate governance and (b) the actual exercise of reasonable diligence and prudence by such persons in accordance with such policies.

“Legal Requirement” means any written local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is, has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Lender Expenses” means, in each case without limitation as to type and kind: (a) reasonable Professional Costs, and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by NBE, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, Professional Costs NBE pays or incurs in order to do the following: (i) prepare and negotiate this Agreement and all present and future documents relating to this Agreement; (ii) obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights or retain the services of consultants to do so; (iii) prosecute actions against, or defend actions by, Account Debtors; (iv) commence, intervene in, or defend any action or proceeding; (v) initiate any complaint to be relieved of the automatic stay in bankruptcy; (vi) file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; (vii) examine, audit, copy, and inspect any of the Collateral or any of Borrower’s Books, subject to Section 4.5 hereof; (viii) protect, obtain possession of, lease, dispose of, or otherwise enforce NBE’s security interest in, the Collateral; and (ix) otherwise represent NBE in any litigation relating to Borrower; and (b) without limiting the generality of the foregoing, all costs and expenses (including Professional Costs).

“Lien” or “lien” is a security interest, claim, mortgage, deed of trust, levy, charge, pledge or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” means, collectively, this Agreement, the Representations, and all other present and future documents, instruments and agreements between NBE and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.

“Loan Premium” has its meaning as set forth in Section 3 of the Schedule.

“Loan Request” means any request that may be made by a Borrower in connection with this Agreement, including a borrowing request, consent request, a waiver request and any other accommodation that may be given by NBE under or relating to this Agreement.

“MGCL” means the Maryland General Corporation Law, Md. Code, Corp. & Ass’ns § 1-101 et seq., as amended.

“Material Adverse Change” means any of the following: (i) a material adverse change in the business, operations, or financial condition of Borrower or any Guarantor, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations when due; or (iii) a material impairment of the value or priority of NBE’s security interests in the Collateral, or (iv) NBE’s determination, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 5 of the Schedule during the next succeeding financial reporting period.

“Maturity” means the Maturity Date(s) set forth in Section 4 of the Schedule, or such earlier date at which Obligations become due by acceleration or otherwise.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“New Subsidiary(ies)” means any person that becomes a Subsidiary of Borrower after the date hereof.

“Non-Borrower Subsidiary(ies)” means any direct or indirect Subsidiary of Borrower not joined as a co-Borrower hereunder or otherwise joined to the Loan Documents.

“Obligations” means the Loan and any future Loans, ad‐vances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to NBE, including obligations and covenants intended to survive the termination of this Agreement, whether evidenced by this Agreement or any note or other instrument or document, or otherwise, including the Loan Premium, whether aris‐ing from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnifica‐tion or otherwise, whether direct or indirect (including those acquired by assignment and any participation by NBE in Borrower’s debts owing to oth‐ers), absolute or contingent, due or to become due, includ‐ing all interest, charges, expenses, fees, attorney’s fees, expert witness fees, audit fees, collateral monitoring fees, closing fees, facility fees, commitment fees, contingent fees, back-end and performance-based fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.

“Ordinary (or “ordinary”) course of business” and derivatives shall apply to an action taken or an action required to be taken and not taken by or on behalf of a Borrower. An action will not be deemed to have been taken in the “ordinary course of business” unless: (a) such action is consistent with its past practices (if such type of action has been taken in the past and, if not, such action shall be deemed not in the ordinary course of business) and is similar in nature and magnitude to actions customarily taken by it; (b) such action is taken in accordance with sound and prudent business practices in its jurisdiction of organization; and (c) such action is not required to be authorized by its shareholders and does not require any other separate or special authorization of any nature.

“Other Property” means the following as defined in the Code in effect on the Effective Date with such additions to such terms as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims” (including any commercial tort claims identified in the Representations), “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.

“Payment(s)” means all checks, wire transfers and other items of payment received by NBE for credit to Borrower’s outstanding Obligations.

“Permitted Indebtedness” means:

(i)	the Loans and other Obligations;

(ii)	Indebtedness existing on the Effective Date and shown in Exhibit A hereto;

(iii)	Subordinated Debt;

(iv)	other Indebtedness secured by Permitted Liens described in clauses (iii) and (iv) of that definition;

(v)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(vi)

Liens of carriers, warehouseman, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $50,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(vii)

extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in the preceding clauses (i) through (vii) of this definition, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower;

(viii)	reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $300,000 at any time outstanding, which have been reported to NBE in writing; and

(ix)

for the avoidance of doubt, obligations for legal fees paid and payable to a director of Borrower in his professional capacity as counsel shall not constitute “Indebtedness” for purposes hereof and may be paid by Borrower in the ordinary course of business as and when invoiced.

“Permitted Investments” are:

(i)	Investments (if any) existing on the Effective Date and shown in Exhibit A hereto;

(ii)

Investments (a) consisting of Cash Equivalents, or (b) Investments (if any) permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by NBE;

(iii)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(iv)	Investments consisting of Deposit Accounts in which NBE has a perfected security interest;

(v)	Investments accepted in connection with Transfers permitted within Section 4.6(iii) hereof;

(vi)

Investments consisting of (a) travel advances and employee relocation loans, and other employee loans and advances in the ordinary course of business, and (b) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors

(vii)	Investments in Subsidiaries existing on the Effective Date;

(viii)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers that are not Affiliates, in the ordinary course of business; provided that this clause shall not apply to Investments of Borrower in any Subsidiary;

(ix)

Investments in the Dutch Subsidiary and the Japanese Subsidiary of not more than $200,000 each in any calendar year; provided, however, with respect to each such Foreign Subsidiary, if its balance of Cash and Cash Equivalents with institutions or otherwise at any time exceeds its six (6) month average balance of such Cash and Cash Equivalents by more than $200,000, then no further Investments may be made by Borrower in such Foreign Subsidiary for the balance of such calendar year;

(x)	Deposit Accounts in which NBE has a perfected security interest;

(xi)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of Borrower’s customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(xii)	bank certificates of deposit issued maturing no more than one (1) year after issue.

“Permitted Liens” means the following:

(i)	Liens existing on the Effective Date which are shown in Exhibit A hereto or arise under this Agreement;

(ii)

Liens for Taxes either (a) not due and payable or (b) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(iii)

purchase money Liens and leases (including Liens arising under any retention of title, hire purchase or conditional sales arrangement or arrangements having similar effect) (a) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $800,000 in the aggregate amount outstanding, or (b) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment, subject to the same aggregate dollar cap set forth in clause (a) above;

(iv)

additional Liens consented to in writing by NBE, which consent may be withheld in its good faith business judgment. NBE shall have the right to require, as a condition to its consent under this clause (iv), that the holder of the additional Lien execute a Subordination Agreement in favor of NBE in NBE’s then standard form, acknowledge that the Lien is subordinate to the Lien in favor of NBE, agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding and that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement and, as required by NBE, that payment on the subordinated obligations may not be made so long as any Obligations remain outstanding to NBE (or to such extent as NBE permits payments under the Subordination Agreement subordinating such subordinated obligations);

(v)	Liens being terminated substantially concurrently with this Agreement;

(vi)

Liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or remain payable without penalty or which, with notice to NBE, are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(vii)

Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(viii)

Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described above in clauses (i), (iii) and (iv) of this definition, provided that any extension, renewal or replacement Lien is limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase and the other terms of extension, renewal or refinance are not less favorable to Borrower;

(ix)	Liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

(x)

leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting NBE a Lien therein;

(xi)

non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States, and

(xii)	Liens arising under Section 6.1(e) hereof cured as provided therein.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organiza‐tion, association, corporation, government, or any agency or political division thereof, or any other entity.

“Professional Costs” means all reasonable fees and expenses of auditors, accountants, valuation experts, Collateral disposition service providers, restructuring and other advisory services in connection with restructurings, workouts and Insolvency Proceedings, and fees and costs of attorneys.

“Representations” means the written Representations Letter provided by Borrower to NBE referred to in Section 7 of the Schedule in reliance upon which (inter alia) NBE is entering into this Agreement.

“Responsible Officer(s)” means the Key Persons and any other person authorized to bind Borrower and notified to NBE in writing by a Responsible Officer as a new Responsible Officer.

“Restricted License” means any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could reasonably be expected to interfere with NBE’s right to sell any Collateral.

“Revenue(s)” means revenues required to be recognized as such under GAAP, consistent with Borrower’s calculation of the same for prior accounting periods.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Instruments” means financing statements and similar notices filed under the Code or other relevant Legal Requirement in any jurisdiction in which such financing statements may be filed, fixed and floating charges, share charges, mortgage debentures, and any other notices, instruments and filings relating to Collateral that reflect the “all assets” security granted to NBE by Borrower under this Agreement and the other Loan Documents.

“Subordinated Debt” means Indebtedness incurred by Borrower that is subordinated to Borrower’s debt to NBE pursuant to a subordination agreement entered into between NBE, Borrower and the subordinated creditor(s) upon terms acceptable to NBE in its sole business discretion, but which may at NBE’s option include: (i) subordination of subordinated creditor Liens, (ii) restrictions or prohibitions on payment of subordinated debt until all Obligations to NBE are fully repaid and performed, and (iii) a prohibition on the exercise of remedies by a subordinated creditor until all Obligations to NBE are fully repaid and performed.

“Subordination Agreement” means a subordination agreement between NBE and any holders of Borrower Indebtedness, pursuant to which the Liens securing and repayment of such Indebtedness are expressly subordinated to NBE Liens and the prior repayment of NBE.

“Subsidiary” means, with respect to any Person, (i) any Person of which more than fifty percent (50%) of the voting stock or other equity interests is owned or (ii) a Person controlled, directly or indirectly, by such Person or one or more Affiliates of such Person and which, for the avoidance of doubt, shall include a “sister” company to a Person under common direct or indirect ownership meeting the above specified percentage for being considered a “Subsidiary.”

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar contract.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transfer” or “transfer” shall include any sale, assignment with or without consideration, encumbrance, hypothecation, pledge, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

7.2         Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

8.	GENERAL PROVISIONS.

8.1         Confidentiality. NBE agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or other information identified by Borrower as confidential provided to or received by NBE from Borrower, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that NBE may disclose such information (i) to its officers, directors, employees, attorneys, accountants, affiliates, and advisory boards (provided they are informed of the confidential nature of the information and instructed to keep it confidential), (ii) subject to an agreement containing provisions substantially the same as this Section, to any participants, prospective participants, assignees and prospective assignees, (iii) to such other Persons to whom NBE shall at any time be required to make such disclosure in accordance with Applicable Law or legal process, and (iv) in its good faith business judgment in connection with the enforcement of its rights or remedies after an Event of Default, or in connection with any dispute with Borrower or any other Person relating to Borrower. The confidentiality agreement in this Section 8.1 supersedes any prior confidentiality agreement of NBE relating to Borrower.

8.2         Interest Computation. In computing interest on the Obligations, all Payments received after 12:00 p.m. U.S. Central time, on any day shall be deemed received on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

8.3         Payments. All Payments may be applied, and in NBE’s good faith business judgment reversed and re-applied, to the Obligations, in such order and manner as NBE shall determine in its good faith business judgment. Borrower shall have no right to specify the order or the accounts to which NBE shall allocate or apply any payments required to be made by Borrower to NBE or otherwise received by NBE under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

8.4         Monthly Accountings. NBE may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by NBE), unless Borrower notifies NBE in writing to the contrary within sixty (60) days after such account is rendered, describing the nature of any alleged errors or omissions.

8.5         Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally, or by reputable private delivery service, or by regular first-class mail, or certified mail return receipt requested, or by electronic mail to the most recent electronic mail address for a Responsible Officer or the Person executing the Representations (and if by electronic mail, with an electronic delivery and/or read receipt), addressed to NBE or Borrower at the addresses shown in the heading to this Agreement, in the Representations or at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the private delivery service, or two (2) Business Days following the deposit thereof in the United States mail, with postage pre-paid, or on the first Business Day following the Business Day of receipt (during business hours of such Business Day of receipt) in the case of notices sent by electronic mail.

8.6         Authorization to Use Borrower Name, Etc. Borrower irrevocably authorizes NBE to: (i) use Borrower’s logo on NBE’s website and in its marketing materials to denote the lending relationship between NBE and Borrower; (ii) use a “tombstone” to highlight the transaction(s) from time to time between NBE and Borrower in form reasonably acceptable to Borrower; and (iii) to issue press releases in a form reasonable acceptable to Borrower and NBE highlighting and summarizing the credit facilities extended by NBE to Borrower from time to time under this Agreement, as amended from time to time, all of the above (i) through (iii), for marketing purposes.

8.7         Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

8.8         Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and NBE and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth in this Agreement or in other written agreements signed by the parties in connection herewith.

8.9         Waivers; Indemnity. The failure of NBE at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of NBE later to demand and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or knowledge of NBE or its agents or employees, but only by a specific written waiver signed by an authorized officer of NBE and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by NBE on which Borrower is or may in any way be liable, and notice of any action taken by NBE, unless expressly required by this Agreement. Borrower hereby agrees to indemnify NBE and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties and Lender Expenses of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between NBE and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages determined by a court of competent jurisdiction in a final judgment to have been proximately caused by the indemnitee’s own willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section 8.9 shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.

8.10         No Liability for Ordinary Negligence. Borrower agrees that any and all claims it may have under this Agreement shall be limited to claims against NBE and not its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing NBE. Neither NBE, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing NBE shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the negligence of NBE relating to this Agreement, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing NBE, but nothing herein shall relieve NBE from liability for its own gross negligence or willful misconduct.

8.11         Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of NBE. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.

8.12         Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

8.13         Lender Expenses. Borrower shall reimburse NBE for all Lender Expenses. All Lender Expenses to which NBE may be entitled pursuant to this Section 8.13 shall immediately become part of Borrower’s Obligations, shall be due on demand, and if not paid within two (2) Business Days after demand, shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.

8.14         Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and NBE; provided, however, that Borrower may not assign or Transfer any of its rights under this Agreement without the prior written consent of NBE, and any prohibited assignment shall be void. No consent by NBE to any assignment shall release Borrower from its liability for the Obligations. For the avoidance of doubt, no Borrower consent is required to the assignment by NBE of any and all rights hereunder in connection with an assignment of the this Agreement, provided that (i) if NBE determines, in its discretion, to assign this Agreement to any other Person, so long as no Default or Event of Default has occurred and is continuing, NBE shall provide not less than thirty (30) calendar days’ notice to Borrower within which period Borrower may refinance the Obligations, repay the Obligations or consent to the proposed NBE assignment, or (ii) if a proposed notice of assignment is given by NBE after the occurrence of a Default or Event of Default under this Agreement, NBE shall not assign this Agreement and its rights hereunder without first providing not less than five (5) Business Days’ notice to Borrower and to any holders of Subordinated Debt party to a Subordination Agreement with NBE. If, during such five (5) Business Day period, either Borrower or Creditor notify NBE that one or more transactions shall be consummated that will result in a repayment of the Obligations being consummated (by refinance or otherwise) within a further ten (10) Business Day period following the expiry of such initial five (5) Business Day notice period, then NBE shall not assign this Agreement until the expiration of such additional ten (10) Business Day period. Borrower and Creditor shall execute such documents as NBE may request to reflect any of the foregoing assignments of this Agreement, the other Loan Documents and the rights and obligations thereunder consistent with the foregoing in favor of a new assignee.

8.15         Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.

8.16         Limitation of Actions. Any claim or cause of action by Borrower against NBE, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year after the earlier to occur of (i) the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of NBE, or on any other person authorized to accept service on behalf of NBE, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of NBE in its sole discretion. This provision shall survive any termination of this Agreement or any other Loan Document.

8.17         Loan Monitoring. At reasonable times and upon reasonable advance notice to Borrower, NBE shall have the right to visit personally with Borrower up to two (2) times per calendar year at its principal place of business or such other location as the parties may mutually agree, for the purpose of meeting with Borrower’s management in order to remain as up-to-date with Borrower’s business as is practicable and to maintain best practices in terms of lender loan monitoring and diligence. Lender Expenses incurred for reasonable travel, lodging and similar expenses for up to three (3) NBE staff members for such visits shall be at Borrower’s expense and reimbursed in the same manner as other NBE expenses under this Agreement.

8.18         Paragraph Headings; Construction; Counterparts. Paragraph headings are only used in this Agreement for convenience. Borrower and NBE acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties with the benefit of independent counsel and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against NBE or Borrower under any rule of construction or otherwise. References to “Borrower” are construed to mean “each Borrower”, unless otherwise expressly specified. Amounts set off in brackets or parentheses are negative. The word “shall” is mandatory, the word “may” is permissive, and the word “or” is not exclusive. The term “including” is to be construed in all cases “without limitation”. The term “Agreement” includes the Schedule and (if not otherwise specified) any amendment, modification, restatement or other writing amending the terms of this Agreement. Obligations of a similar nature addressed in different sections of this Agreement shall be deemed supplemental to one another and not exclusive unless expressly set forth as such. Words and phrases expressing examples, including “for example” and “such as” are non-exclusive. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

8.19         Correction of Loan Documents. NBE may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as NBE provides Borrowers with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by both NBE and Borrower.

8.20         Governing Law; Jurisdiction; Venue. This Agreement and all acts and transactions hereunder and all rights and obligations of NBE and Borrower shall be governed by the laws of the State of New York, without regard to principles of conflicts of law.; provided, that the laws of the State of Maryland shall govern with respect to Section 3.16 hereof and Section 8(e) of the Schedule. Borrower and NBE each submit to the exclusive jurisdiction of the courts in the United States Virgin Islands; provided, however, that nothing in this Agreement shall be deemed to operate to preclude NBE from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court (or equivalent) order in favor of NBE. As a material part of the consideration to NBE to enter into this Agreement, Borrower (i) consents to the jurisdiction and venue of any such court and waives personal service of the summons, complaints and other process (“Process Documents”) issued in any such action, suit or proceeding and agrees that service of such Process Documents may be made by personal delivery or by internationally-recognized commercial courier or overnight delivery service or by certified mail, return receipt requested, to the last known address for Borrower; and (ii) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding. Notwithstanding the foregoing, NBE, in pursuit of collection and Collateral or rights therein, may pursue remedies in any jurisdiction in which Borrower or any Collateral resides or is deemed to reside. Borrower appoints each of the Responsible Officers (jointly and severally) as agent for service of Process Documents that, regardless of Borrower’s above waiver of service, NBE may determine to serve upon Borrower.

8.21         Withholding. Payments received by NBE from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Body, Applicable Law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to NBE, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, NBE receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Body. Borrower will, upon request, furnish NBE with proof reasonably satisfactory to NBE indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 8.21 shall survive the termination of this Agreement.

8.22         Multiple Borrowers; Suretyship Waivers. If there is at any time after the Effective Date more than one (1) Borrower:

(a)    Borrowers’ Agent. Each Borrower hereby irrevocably appoints as the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting disbursement of the Loan and receiving account statements and other notices and communications to Borrowers (or any of them) from NBE. NBE may rely, and shall be fully protected in relying, on any request for a Loan, disbursement instruction, report, information or any other notice or communication made or given by any Borrower, whether in its own name, as Borrowers’ agent, or on behalf of one or more Borrowers, and NBE shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected thereby.

(b)    Waivers. Each Borrower hereby waives: (i) any right to require NBE to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other Person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with NBE or any indebtedness of NBE to any other Borrower, or to exercise any other right or power, or pursue any other remedy NBE may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other Person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other Person, with respect to all or any part of the Obligations, or by reason of any act or omission of NBE or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other Person or any Obligations or any se‐curity therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of NBE to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other Person; (iv) any defense based upon or arising out of any Insolvency Proceeding, liquidation or dissolution proceeding commenced by or against or in respect of any Borrower or any guarantor or any endorser, co-maker or other Person, including any discharge of, or bar against collecting, any of the Obligations (including any interest thereon), in or as a result of any such proceeding. Until all of the Obligations have been paid, performed, and discharged in full, nothing shall discharge or sat‐isfy the liability of Borrower hereunder except the full performance and payment of all of the Obligations. If any claim is ever made upon NBE for repayment or recovery of any amount or amounts received by NBE in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential Transfer or fraudulent conveyance, or for any other reason whatsoever, and NBE repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over NBE or any of its property, or by reason of any settlement or compromise of any such claim effected by NBE with any such claimant (including any other Borrower), then and in any such event, Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and Borrower shall be and remain liable to NBE under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by NBE, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other Person, and including (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.

(c)    Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, NBE may, from time to time before or after revocation of this Agreement, do any one or more of the following in NBE’s sole and absolute discretion: (i) accept partial payments of, compromise or settle, re‐new, extend the time for the payment, discharge, or performance of, refuse to enforce, and release all or any parties to, any or all of the Obligations; (ii) grant any other indul‐gence to any Borrower or any other Person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surren‐der, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which NBE at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or guarantors of all or any part of the Obligations, including one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any guarantor, endorser, or co-signer, or from the disposition of any Collateral or security, to any indebtedness whatsoever owing from such Person or secured by such Collateral or security, in such manner and order as NBE determines in its sole discretion, and regardless of whether such indebtedness is part of the Obligations, is secured, or is due and payable. Borrower consents and agrees that NBE shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations. Borrower further consents and agrees that NBE shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations. Without limiting the generality of the foregoing, NBE shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property se‐curing any or all of the Obligations.

(d)    Foreclosure of Trust Deeds. Each Borrower waives all rights and defenses that Borrower may have because any other Borrower’s Obligations are secured by real property. This means, among other things: (i) NBE may collect from Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; and (ii) If NBE forecloses on any real property collateral pledged by another Borrower: (A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) NBE may collect from Borrower even if NBE, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from the other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any other Borrower’s Obligations are secured by real property.

(e)    Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by NBE. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and Borrower is not relying in any man‐ner upon any representation or statement of NBE with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as Borrower may desire, and Borrower is not relying upon or expecting NBE to furnish to it any information now or hereafter in NBE’s possession concern‐ing the same or any other matter.

(f)    Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and Borrower holding the indebtedness shall take all actions reasonably requested by NBE to effect, to enforce and to give notice of such subordination.

8.23         Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Applicable Law, including any state law based on the Uniform Electronic Transactions Act.

8.24         Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties to this Agreement do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract. Each party to this Agreement acknowledges and agrees that this Agreement, together with all other Loan Documents, are the product of an arm’s-length negotiation, without duress, coercion, or collusion, and will be interpreted as agreements between two parties of equal bargaining strength. It is the intention of the parties hereof that this Agreement, together with all other Loan Documents, reflect the conditions which would be obtained between comparable, independent persons in substantially similar transactions (taking into account the relative responsibilities and risks between the parties hereof) and comparable circumstances (taking into account the location, market, and economic conditions), thereby providing the closest approximation of the workings of the open market.

8.25         Advice of Independent Counsel. Each party to this Agreement represents and warrants to the other party hereof that it (i) has read and fully understands the terms and provisions of this Agreement and all other Loan Documents; (ii) has had an opportunity to review this Agreement with legal counsel, and (iii) has executed this Agreement based upon such party’s own judgment and advice of independent legal counsel (if sought).

8.25         Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

8.26         Mutual Waiver of Jury Trial. BORROWER AND NBE EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FU‐TURE INSTRUMENT OR AGREEMENT BETWEEN NBE AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF NBE OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Loan and Security Agreement effective as of November 16, 2022.

BORROWER: Sonic Foundry, Inc. By: /s/Ken Minor Name: Ken Minor Title: Chief Financial Officer	NBE: Neltjeberg Bay Enterprises LLC By: /s/Frederick H. Kopko, Jr. Name: Frederick H. Kopko, Jr. Title: Manager Director

SCHEDULE TO LOAN AND SECURITY AGREEMENT

This schedule (this “Schedule”) forms an integral part of the Loan and Security Agreement dated as of November 16, 2022 by and among Neltjeberg Bay Enterprises LLC and Sonic Foundry, Inc. (the “Agreement”). Capitalized terms used in this Schedule but not otherwise defined shall have the meanings assigned to them in the Agreement.

1. LOAN (Section 1.1 of the Agreement):

The Loan:         The Loan shall consist of term loan in the maximum aggregate amount of $5,500,000, which shall be disbursed on the later of (i) the Effective Date and (ii) one (1) Business Day following the Business Day on which the conditions set forth in Section 9 of this Schedule have been satisfied.

Repayment:         Borrower shall pay interest only on the Loan from the Effective Date to the date that is six (6) months from the end of the first full month after the Effective Date. Thereafter, commencing with a principal payment due June 1, 2023, the principal amount of the Loan shall be repaid in equal monthly principal payments of $183,333.33 each, plus interest accrued on principal during the prior month, and continuing on the same day of each month thereafter until the earlier of (i) the date on which the unpaid principal balance of all Loans and any and all accrued and unpaid interest and other monetary Obligations thereon has been paid and (ii) the Maturity Date.

Prepayment:         The Obligations, including all principal, accrued interest and the Loan Premium, may be prepaid at any time, in whole or in part, without penalty or consent of NBE.

2. INTEREST (Section 1.2 of the Agreement):

Interest Rate:         The Loan shall bear interest at a per annum rate equal to twelve percent (12.00%) per annum, fixed.

3. FEES (Section 1.3 of the Agreement) / LOAN PREMIUM:

Loan Commitment Fee:         $110,000, fully earned on the Effective Date and either deducted from Loan Proceeds or payable promptly upon NBE invoice following the Effective Date.

Loan Premium:         A premium on the Loan shall be payable by Borrower as part of the Obligations equal to a maximum of twenty percent (20%) the Loan amount specified in Section 1 of this Schedule (the “Loan Premium”), such Loan Premium to be earned monthly based on the number of months the Loan remains outstanding. The Loan Premium shall be prorated for any outstanding period that is less than a full month. The Loan Premium shall be due at Maturity (or if the Loan is repaid in full prior to the stated Maturity Date, on the date of such repayment). For example, if the Loan were repaid, in full, twelve (12) months from the Effective Date, a Loan Premium of $333,667 would be due ((($5.5MM * 0.20) / 36) * 12 = $333,667).

4. MATURITY DATE (Section 5.1 of the Agreement):

Maturity Date:         December 1, 2025.

5. FINANCIAL COVENANTS (Section 4.1 of the Agreement):

Borrower (on a consolidated basis with its Subsidiaries) shall comply with each of the following covenants:

(a)         Debt Coverage Ratio:         Tested monthly at the end of each calendar month, Borrower shall maintain a ratio of cash plus accounts receivable to monetary Obligations owed to NBE of not less than 1.15:1.00.

(b)         T6M Billings:         Tested calendar quarterly as of the last day of each calendar quarter, Borrower shall have Billings on a cumulative, trailing six-month basis (“T6M”) of not less than the amounts set forth below for the corresponding periods:

Period	Equal or greater than
09/30/2022	$12,000,000
12/31/2022	$12,000,000
03/31/2023	$11,000,000
06/30/2023	$11,000,000
09/30/2023	$12,000,000

(c)         T6M EBITDA Burn:         Tested calendar quarterly as of the last day of each calendar quarter, Borrower shall have EBITDA on a cumulative, trailing six-month basis (“T6M”) of not less than the amounts set forth below for the corresponding periods:

Period	Equal or greater than
09/30/2022	($6,000,000)
12/31/2022	($6,500,000)
03/31/2023	($7,000,000)
06/30/2023	($7,000,000)
09/30/2023	($7,000,000)

(d)         Future Periods:         For periods not addressed by the covenant thresholds set forth above, NBE will set thresholds in its good faith business discretion after consultation with Borrower.

6. REPORTING (Section 4.4 of the Agreement):

Borrower shall provide NBE with the following:

(a)

Monthly accounts payable, accounts receivable and deferred Revenue schedules, aged by invoice date, and outstanding or held check registers, if any, within thirty (30) days after the end of the first two (2) months of each calendar quarter and forty-five (45) days after the end of the last month of each calendar quarter.

(b)

Monthly unaudited consolidated and consolidating Financial Statements, as soon as available, and in any event within thirty (30) days after the end of the first two (2) months of each calendar quarter and forty-five (45) days after the end of the last month of each calendar quarter.

(c)

Monthly Compliance Certificates within thirty (30) days after the end of the first two (2) months of each calendar quarter and forty-five (45) days after the end of the last month of each calendar quarter, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of the Agreement and setting forth calculations showing compliance with the financial covenants set forth in this Schedule and such other information as NBE shall reasonably request.

(d)

Updates to the Representations (accompanied by a version highlighting changes from the last version provided to NBE), (i) as and when required to render the information therein true, correct, accurate and complete as of such date: (A) in all respects as to matters addressed in Part A of the Representations (except for the Collateral values set forth in Part A, Section 3(g) thereof, which must be true and correct in all material respects) and matters addressed in Part C, Section 10 thereof, and (B) in all material respects with respect to all other sections of the Representations; and (ii) as of the end of each calendar quarter.

(e)	Annual Borrower Board-approved Budgets and Forecasts, within the earlier of thirty (30) calendar days of approval by Borrower’s Board and when otherwise available.

(f)

Annual Financial Statements, as soon as available, and in any event within 180 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to NBE. NBE acknowledges that the certified public accountants engaged by Borrower as of the Effective are acceptable to NBE. If Borrower is required to file and is current in its filings on Form 10-K (or other periodic filings) with the Securities and Exchange Commission and the same is available within said period through EDGAR, this requirement will be deemed satisfied.

(g)	Prompt notice of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more.

(h)	Any other information and reports reasonably requested by NBE from time to time.

7. BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations Letter of Borrower dated November 16, 2022, previously submitted to NBE is true and correct to the extent required in Section 6(d) of this Schedule as of the Effective Date.

8. ADDITIONAL PROVISIONS

(a)

Collateral Accounts. Concurrently, Borrower shall cause the banks and other institutions where its Collateral Accounts are maintained to enter into Control Agreements with NBE, in form and substance legally sufficient and otherwise satisfactory to NBE in its good faith business judgment and sufficient to perfect NBE’s security interest in said Collateral Accounts. Said Control Agreements shall permit NBE, upon a Default, to exercise exclusive control over said Collateral Accounts and proceeds thereof. As a continuing obligation, all primary operating accounts and excess cash of the Group shall be maintained with the Current Depositaries or such other financial institutions as Borrower may notify NBE from time to time upon ten (10) days’ advance written notice, subject to NBE’s reasonable consent to such newly-notified financial depositaries.

(b)

Subordination of Inside Debt. All present and future Indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Lien of NBE in respect of and prior payment of Obligations. Borrower represents and warrants that, except for the $3,000,000 loan referenced in this Section 8(d) below, there is no Inside Debt outstanding at the Effective Date. Prior to incurring any Inside Debt in the future, Borrower shall cause the Person to whom such Inside Debt will be owed to execute and deliver to NBE a Subordination Agreement in form and substance (i) legally sufficient to subordinate such Person’s Liens (if any) and repayment to the Liens and prior repayment of Obligations and (ii) otherwise reasonably acceptable to NBE.

(c)	Use of Proceeds. The proceeds of the Loan shall be used by Borrower for general working capital purposes.

(d)	Effective Date Equity Requirement. Prior to or at the Effective Date, Borrower shall have consummated an equity or Subordinated Debt financing providing proceeds of not less than $3,000,000.

(e)

Affirmative Majority Disinterested Director Approval Requirement. Prior to or at the Effective Date, the execution, delivery and performance by Borrower of the Loan Documents, together with all transactions contemplated thereby (including, but not limited to, Borrower’s Obligations), shall be approved and authorized by the affirmative vote of a majority of disinterested directors of the Board in compliance with Section 2-419(b) of the MGCL.

(f)	Director Resignation Requirement. Prior to or at the Effective Date, Frederick H. Kopko, Jr. shall resign as a director on the Board of Borrower.

9. CONDITIONS

In addition to any other conditions to the Loan set out in the Agreement, NBE will not make the Loan until NBE shall have received from Borrower, in form and substance satisfactory to NBE, such documents, and completion of such other matters, as NBE may reasonably deem necessary or appropriate, including that there shall be no discovery of any facts or circumstances which would, as determined by NBE in its sole discretion, negatively affect or be reasonably expected to negatively affect the collectability of the Obligations, NBE’s security interest in Borrower’s Collateral or the value thereof. Notwithstanding the foregoing, Borrower agrees to deliver to NBE each item required to be delivered to NBE under the Agreement as a condition precedent to the Loan. Borrower expressly agrees that a Loan made prior to the receipt by NBE of any such item shall not constitute a waiver by NBE of Borrower’s obligation to deliver such item, and the making of the Loan in the absence of a required item shall be in NBE’s sole discretion. Without limiting the foregoing, as conditions precedent to the Loan, Borrower shall provide, duly executed by the parties thereto, as applicable:

(a)	the Agreement (including this Schedule);

(b)	a Control Agreement among Borrower, NBE and US Bank, N.A. in respect of Borrower’s Deposit Account(s) with US Bank, N.A.;

(c)	an Intellectual Property Security Agreement and related Collateral Agreements and Notices in respect of Borrower’s Intellectual Property;

(d)

true and correct certified copies of Borrower’s Constitutional Documents, together with a good standing certificate in respect of Borrower certified by the Secretary of State Maryland, together with good standing or foreign qualification certificates from the states of Wisconsin and Pennsylvania, each of the above as of a date no earlier than sixty (60) days prior to the Effective Date;

(e)

a Certificate of Incumbency and a Secretary’s Certificate certifying the Constitutional Documents of Borrower, together with borrowing resolutions of the Board of Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party;

(f)

no later than two (2) Business Days prior to the Effective Date, a duly-executed payoff letter between Borrower and US Bank, N.A. (to the extent any monetary obligations are unpaid outstanding), together with evidence of the termination of all agreements in respect of such obligations, and the termination of all Liens in respect of such obligations (including copies of all instruments and filings evidencing such terminations);

(g)	evidence of the termination of all Liens of record in respect of Borrower (including in Maryland and Wisconsin);

(h)	the Investor Subordination Agreement(s), duly executed by the each holder of Borrower Indebtedness;

(i)	a Solvency Certificate, in agreed form, duly executed by a Responsible Officer;

(j)

certified copies, dated as of a recent date, of Security Instrument searches, as NBE shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such Security Instruments either constitute Permitted Liens or have been terminated or released;

(k)	the Representations, duly executed by Borrower;

(l)

landlord consents executed in favor of NBE by Borrower’s principal office lessor in respect of its premises in Madison, Wisconsin and, if required by NBE, each other premises where Borrower holds Collateral with a fair value in excess of $10,000, and warehouseman’s/bailee waivers in respect of third-party premises where Collateral with a fair value in excess of $10,000 is stored or housed, including Borrower’s facility at Embedtek (Waukesha, Wisconsin);

(m)	evidence satisfactory to NBE in appropriate form that the insurance policies and/or endorsements in favor of NBE required pursuant to Section 4.3 of the Agreement are in full force and effect;

(n)	payment of the Loan Commitment Fee specified in Section 3 of this Schedule and payment of NBE’s Lender Expenses incurred in connection with the Loan;

(o)	evidence satisfactory to NBE that the condition set forth in Section 8(d) of this Schedule (Effective Date Equity Requirement) has been satisfied;

(p)	evidence satisfactory to NBE that the condition set forth in Section 8(e) of this Schedule (Affirmative Majority Disinterested Director Approval Requirement) has been satisfied;

(q)	evidence satisfactory to NBE that the condition set forth in Section 8(f) of this Schedule (Director Resignation Requirement) has been satisfied;

(r)

as a condition subsequent to be satisfied within ninety (90) days of the Effective Date, Borrower shall diligently pursue and procure through its all reasonable commercial efforts a waiver in favor of NBE from Equinix for Borrower property co-located in Equinix premises;

(s)	any third-party consents required in order for Borrower to lawfully enter into and perform the Loan Documents without breaching third-party obligations; and

(t)

to the extent that the conditions to the Agreement have not been completed as of the Effective Date, a post-closing obligations letter in NBE’s customary form by which NBE waives or defers performance of such conditions as NBE is willing to defer in its sole business discretion.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Schedule to Loan and Security Agreement effective as of November 16, 2022.

BORROWER: Sonic Foundry, Inc. By: /s/Ken Minor Name: Ken Minor Title: Chief Financial Officer	NBE: Neltjeberg Bay Enterprises LLC By: /s/Frederick H. Kopko, Jr. Name: Frederick H. Kopko, Jr. Title: Manager Director

EXHIBIT A

Section 3.4(d) - Fixtures, Etc.:

●	Tenant Improvements at the Company’s leased facilities (such leased facilities described in that certain Representations Letter to NBE dated as of November 16, 2022).

Section 7 - “Permitted Indebtedness” - Other Existing Permitted Indebtedness:

●	See that certain Representations Letter to NBE dated as of November 16, 2022.

Section 7 - “Permitted Investments” - Other Existing Permitted Investments:

●	See that certain Representations Letter to NBE dated as of November 16, 2022.

Section 8 - “Permitted Liens” - Other Permitted Liens:

●	See that certain Representations Letter to NBE dated as of November 16, 2022.

EXHIBIT B

COMPLIANCE CERTIFICATE

(separately attached)